Exhibit 99.1

News Release For more information, please contact: Investors: Dexter Congbalay 224-306-1535 dexter.congbalay@lambweston.com Media: communication@lambweston.com

Lamb Weston Reports First Quarter Fiscal 2025 Results; Announces Restructuring Plan and Updates Fiscal Year 2025 Outlook
First Quarter Fiscal 2025 Highlights
•GAAP Results as Compared to First Quarter Fiscal 2024:
◦Net sales declined 1% to $1,654 million
◦Income from operations declined 34% to $212 million
◦Net income declined 46% to $127 million
◦Diluted EPS declined 45% to $0.88
•Non-GAAP Results as Compared to First Quarter Fiscal 2024:
◦Adjusted Income from Operations(1) declined 43% to $187 million
◦Adjusted Net Income(1) declined 56% to $105 million
◦Adjusted Diluted EPS(1) declined 55% to $0.73
◦Adjusted EBITDA(1) declined 30% to $290 million
•Repurchased $82 million of common stock and paid $52 million in cash dividends to common shareholders

Restructuring Plan
•Restructuring actions expected to generate approximately $55 million of pre-tax cost savings in fiscal 2025 and a $100 million reduction in capital expenditures in fiscal 2025
•Key actions include closing Connell, Washington facility, temporarily curtailing production lines and schedules in North America, reducing approximately 4% of global workforce, and eliminating unfilled job positions
•Expected to record total estimated pre-tax charges of $200 million to $250 million
Updated Fiscal 2025 Outlook
•Reaffirming net sales of $6.6 billion to $6.8 billion
•Reducing GAAP net income target to $395 million to $445 million, and Diluted EPS target to $2.70 to $3.15
•Targeting low-end of target ranges of Adjusted EBITDA(1) of $1,380 million to $1,480 million
•Reducing Adjusted Net Income(1) target to $600 million to $615 million and Adjusted Diluted EPS(1) target to $4.15 to $4.35
•Reducing capital expenditures target by $100 million to $750 million
EAGLE, ID (October 1, 2024) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its results for the first quarter of fiscal 2025 and updated its full year earnings targets for fiscal 2025.

“We delivered first quarter financial results that were generally in line with our expectations, driven by sequentially improved volume performance, solid price/mix, and strict management of operating costs,” said Tom Werner, President and CEO. “However, restaurant traffic and frozen potato demand, relative to supply, continue to be soft, and we believe it will remain soft through the remainder of fiscal 2025.”

“To drive operational and cost efficiencies, we are taking actions that include the permanent closure of an older, higher-cost processing facility and the temporary curtailment of certain production lines and schedules in our manufacturing network. Together, we expect these actions will help us better manage our factory utilization rates and ease some of the current supply-demand imbalance in North America. We are also taking actions to reduce operating expenses, including reducing headcount and eliminating certain unfilled job positions, as well as reducing capital expenditures. The combined estimated savings from these actions are reflected in our updated fiscal 2025 targets.”

“These actions are proactive steps designed to improve our operating efficiency, profitability and cash flows, while also positioning us to continue to make strategic investments to support our customers and create value for our stakeholders over the long-term.”
Summary of First Quarter FY 2025 Results
($ in millions, except per share)

	Q1 2025	Year-Over-Year Growth Rates
Net sales	$1,654.1	(1)%
Income from operations	$212.1	(34)%
Net income	$127.4	(46)%
Diluted EPS	$0.88	(45)%

Adjusted Income from Operations(1)	$187.2	(43)%
Adjusted Net Income(1)	$104.7	(56)%
Adjusted Diluted EPS(1)	$0.73	(55)%
Adjusted EBITDA(1)	$289.9	(30)%

Q1 2025 Commentary

Net sales declined $11.2 million to $1,654.1 million, down 1 percent versus the prior year quarter. Volume declined 3 percent, largely reflecting the impact of customer share losses, soft restaurant traffic trends, the carryover effect of the Company's decision in the prior year to exit certain lower-priced and lower-margin business in Europe to strategically manage customer and product mix, and the impact of a previously announced voluntary product withdrawal initiated in late fiscal 2024. The volume decline was partially offset by growth in key international markets. Price/mix increased 2 percent, reflecting the benefit of inflation-driven pricing actions in Europe and North America, and was partially offset by unfavorable channel and product mix, as well as targeted investments in price and trade support.
Gross profit declined $143.5 million versus the prior year quarter to $356.0 million, and included a $2.9 million ($2.2 million after-tax, or $0.01 per share) unrealized gain related to mark-to-market adjustments associated with commodity hedging contracts. The prior year quarter included a $31.7 million ($23.8 million after-tax, or $0.16 per share impact) unrealized gain related to mark-to-market adjustments associated with commodity hedging contracts, and $22.5 million of costs ($16.7 million after-tax, or $0.11 per share) associated with the sale of inventory stepped-up to fair value following the Company’s acquisition of the remaining interest in Lamb-Weston/Meijer v.o.f. (“LW EMEA”), its former joint venture in Europe (the “LW EMEA Acquisition”).

Adjusted Gross Profit(1) declined $137.2 million versus the prior year quarter to $353.1 million. Higher manufacturing costs per pound, an approximately $39 million loss from the voluntary product withdrawal, lower sales volumes, and higher warehouse costs drove the decline, and was partially offset by a net benefit from pricing actions. The higher manufacturing costs per pound largely reflected input cost inflation, which was primarily driven by higher raw potato costs; utilization-related production costs and inefficiencies; and $15.5 million of higher depreciation expense primarily associated with the Company’s recent capacity expansions in China and the U.S. The Company does not expect further significant sales or earnings impact from the voluntary product withdrawal during the remainder of fiscal 2025.
Selling, general and administrative expenses (“SG&A”) declined $32.3 million versus the prior year quarter to $143.9 million, and included: a gain of $16.6 million (before and after-tax, or $0.12 per share) related to blue chip swap transactions(2) in Argentina, $0.6 million ($0.5 million after-tax, or $0.01 per share) of foreign currency exchange losses, and $6.0 million ($4.4 million after-tax, or $0.03 per share) of unrealized gains related to mark-to-market adjustments associated with currency hedging contracts. The prior year quarter included $7.4 million ($5.5 million after-tax, or $0.04 per share) of foreign currency exchange losses, $4.4 million ($3.3 million after-tax, or $0.02 per share) of unrealized losses related to mark-to-market adjustments associated with currency hedging contracts, and $4.0 million ($3.0 million after-tax, or $0.02 per share) of LW EMEA integration and acquisition-related expenses.

Adjusted SG&A(1) increased $5.5 million versus the prior year quarter to $165.9 million, primarily due to $6.1 million of incremental non-cash amortization and expense related to the Company's new enterprise resource planning (“ERP”) system. The benefit of cost savings initiatives essentially offset inflation and information technology investments.

Income from operations declined $111.2 million versus the prior year quarter to $212.1 million. Adjusted Income from Operations(1) declined $142.7 million versus the prior year quarter to $187.2 million, driven by lower sales and Adjusted Gross Profit(1), partially offset by lower Adjusted SG&A(1).
Net income declined $107.4 million versus the prior year quarter to $127.4 million, and Diluted EPS declined $0.72 versus the prior year quarter to $0.88. Net income in the current quarter included a total net gain of $22.7 million ($24.9 million before tax, or $0.15 per share) for gains resulting from blue chip swap transactions(2) in Argentina, foreign currency exchange losses, and unrealized mark-to-market derivative gains and losses. Net income in the prior year quarter included a total net loss of $4.7 million ($6.6 million before tax, or $0.03 per share) for foreign currency exchange losses and unrealized mark-to-market derivative gains and losses, and items impacting comparability.

Adjusted Net Income(1) declined $134.8 million versus the prior year quarter to $104.7 million, and Adjusted Diluted EPS(1) declined $0.90 from the prior year quarter to $0.73. The declines in Adjusted Net Income(1) and Adjusted Diluted EPS(1) largely reflect lower Adjusted Income from Operations(1) due to the factors described above; a higher effective tax rate, reflecting discrete tax items in the current and prior year quarters; and increased interest expense primarily due to higher total debt and higher interest rates on floating rate debt.

Adjusted EBITDA(1) declined $122.9 million versus the prior year quarter to $289.9 million, primarily due to lower sales and Adjusted Gross Profit(1), which includes an approximately $39 million loss associated with the voluntary product withdrawal.

The Company’s effective tax rate(3) in the first quarter was 28.5 percent, versus 22.9 percent in the prior year quarter. Excluding a $2.2 million net tax benefit and a $1.9 million of net tax loss from items impacting comparability in the current quarter and prior year quarter, respectively, the Company’s effective tax rate in the first quarter was 31.7 percent, versus 23.1 percent in the prior year quarter, largely due to a higher proportion of earnings from the Company’s International segment in the current quarter, and discrete tax items.
Q1 2025 Segment Highlights
North America Summary
Net sales for the North America segment, which includes all sales to customers in the U.S., Canada and Mexico, declined $31.7 million to $1,103.7 million, down 3 percent versus the prior year quarter. Volume declined 4 percent, largely reflecting the impact of customer share losses and declining restaurant traffic in the U.S.
Price/mix increased 1 percent, reflecting the carryover benefit of inflation-driven pricing actions taken in fiscal 2024 for contracts with large and regional chain restaurant customers, partially offset by unfavorable channel and product mix, as well as targeted investments in price and trade support across all sales channels to attract and retain volume.
North America Segment Adjusted EBITDA declined $103.3 million to $276.1 million. Higher manufacturing costs per pound, an approximately $21 million charge for the voluntary product withdrawal related to products manufactured in North America, and lower sales volumes drove the decline, which was partially offset by a net benefit from pricing actions.
International Summary
Net sales for the International segment, which includes all sales to customers outside of North America, increased $20.5 million to $550.4 million, up 4 percent versus the prior year quarter. Volume declined 1 percent, due to the carryover effect of the Company's decision in the prior year to exit certain lower-priced and lower-margin business in Europe to strategically manage customer and product mix, as well as the impact of the voluntary product withdrawal. The volume decline was partially offset by growth in key international markets outside of Europe. Price/mix increased 5 percent reflecting pricing actions announced this fiscal year to counter input cost inflation.

International Segment Adjusted EBITDA declined $39.1 million to $50.5 million. An approximately $18 million impact associated with the voluntary product withdrawal and higher manufacturing costs per pound largely drove the decline, which was partially offset by the benefit of inflation-driven pricing actions.
Equity Method Investment Earnings
Equity method investment earnings from unconsolidated joint ventures were $11.3 million and $12.1 million for the first quarter of fiscal 2025 and 2024, respectively. The results in the current and prior year quarters reflect earnings associated with the Company’s 50 percent interest in Lamb Weston/RDO Frozen, an unconsolidated joint venture in Minnesota.
Liquidity and Cash Flows
Net cash provided by operating activities for the first quarter of fiscal 2025 was $330.2 million, down $4.4 million versus the prior year period, due to lower earnings. Capital expenditures, net of proceeds from blue chip swap transactions, during the first quarter of fiscal 2025 were $335.6 million, up $30.9 million versus the prior year period, primarily reflecting higher investments to support strategic capacity expansion projects in the U.S., the Netherlands and Argentina.
As of August 25, 2024, the Company had $120.8 million of cash and cash equivalents, with $1,004.0 million of available liquidity under its global revolving credit facility.
On September 27, 2024, the Company entered into a new $500 million term loan facility due September 2031, the proceeds of which were used to repay the remaining $225 million balance of an existing term loan due June 2026 and $275 million of outstanding borrowings under the Company's global revolving credit facility.
Capital Returned to Shareholders
In the first quarter of fiscal 2025, the Company returned $51.7 million to shareholders through cash dividends. Additionally, the Company repurchased 1,412,852 shares of common stock totaling $82.0 million under the Company's existing share repurchase program during the quarter, at an average price of $58.04 per share. The Company has approximately $308 million of remaining unused capacity under this program.
Restructuring Plan
The Company is implementing a restructuring plan (the “Restructuring Plan”) that is designed to drive operational and cost efficiencies and improve cash flows, while positioning the Company to continue to make strategic investments to drive long-term value for its stakeholders. The Restructuring Plan includes:
•The permanent closure of the Company’s manufacturing facility in Connell, Washington, effective October 1, 2024;
•The temporary curtailment of certain production lines and schedules across its manufacturing network in North America;
•A reduction in operating expenses, including headcount reductions approximating 4% of the Company’s global workforce and the elimination of certain unfilled job positions; and
•A $100 million reduction in fiscal 2025 capital expenditures to $750 million from the Company’s previous estimate of $850 million.
The Company estimates that the Restructuring Plan will generate approximately $55 million in pre-tax cost savings and a reduction in working capital in fiscal 2025. The estimated savings and improvements in cash flow have been reflected in the Company’s updated fiscal 2025 financial targets.
In connection with the Restructuring Plan, the Company expects to record total estimated pre-tax charges of $200 million to $250 million, of which the Company estimates that approximately 80 percent will be cash and 20 percent will be non-cash. The charges primarily relate to the cost of contracted raw potatoes that will not be used due to production line curtailments, accelerating depreciation of assets, the write-down of inventory and long-lived assets, employee severance and other one-time termination benefits, and other costs. The Company expects to record most of the pre-tax charges in the second quarter of fiscal 2025, with the remainder expected to be recorded during the second half of fiscal 2025.

Fiscal 2025 Outlook
The Company updated its financial targets for fiscal 2025 as follows:
•The Company reaffirmed its net sales target range of $6.6 billion to $6.8 billion, reflecting growth of approximately 2 percent to 5 percent on a constant currency basis. The Company continues to expect net sales growth will be largely driven by increases in volume.
•The Company decreased its target ranges for GAAP net income to $395 million to $445 million and Diluted EPS to $2.70 to $3.15, including a net after-tax gain from blue chip swap transactions(2) in Argentina, foreign currency exchange, and unrealized mark-to-market derivative gains and losses and items impacting comparability of $22.7 million ($24.9 million before-tax, or $0.15 per share) during the first quarter of fiscal 2025; and estimated pre-tax charges of $200 million to $250 million (approximately $150 million to $190 million after-tax, or $1.05 to $1.30 per share) in connection with the Restructuring Plan.
•The Company expects to deliver at the low end of its Adjusted EBITDA(1) target range of $1,380 million to $1,480 million. The Company expects that higher manufacturing costs per pound net of restructuring cost savings, less favorable mix, and to a lesser extent, higher investments in price and trade than originally anticipated will offset a reduction in Adjusted SG&A(1).
•The Company lowered its Adjusted Net Income(1) target range of $600 million to $615 million, and Adjusted Diluted EPS(1) of $4.15 to $4.35, as the Company targets the lower end of its Adjusted EBITDA(1) range and increases its estimates for interest expense and effective tax rate(3) (full year). The Company previously estimated Adjusted Net Income(1) of $630 million to $705 million and Adjusted Diluted EPS(1) of $4.35 to $4.85.
•The Company reduced its Adjusted SG&A(1) target range to $680 million to $690 million from $740 million to $750 million, reflecting Restructuring Plan cost savings generated by headcount reductions across its commercial and support functions, and the elimination of certain unfilled job positions; as well as other cost savings initiatives not associated with the Restructuring Plan.
•The Company increased its estimate of interest expense to approximately $185 million from its previous estimate of approximately $180 million to reflect higher average debt outstanding.
•The Company reaffirmed its estimate of depreciation and amortization expense of approximately $375 million.
•The Company increased its effective tax rate(3) (full year) estimate to approximately 25 percent from its previous estimate of 24 percent due to higher proportion of earnings from its international locations with higher tax rates and discrete tax items.
•The Company reduced its target for cash used for capital expenditures, excluding acquisitions, if any, to approximately $750 million from its previous estimate of approximately $850 million reflecting the rephasing of certain capital projects, including pausing the next phase of its ERP build and implementation.
End Notes
(1)Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.
(2)The Company enters into blue chip swap transactions to transfer U.S. dollars into Argentina primarily related to funding the Company’s announced capacity expansion in Argentina. The blue chip swap rate can diverge significantly from Argentina's official exchange rate.
(3)The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

Webcast and Conference Call Information
Lamb Weston will host a conference call to review its first quarter fiscal 2025 results at 10:00 a.m. EDT on October 2, 2024. Participants in the U.S. and Canada may access the conference call by dialing 888-394-8218 and participants outside the U.S. and Canada should dial +1-323-994-2093. The conference ID is 3993446. The conference call also may be accessed live on the internet. Participants can register for the event at:
https://event.webcasts.com/starthere.jsp?ei=1685794&tp_key=0c5e4acd51

A rebroadcast of the conference call will be available beginning on Thursday, October 3, 2024, after 2:00 p.m. EDT at https://investors.lambweston.com/events-and-presentations.
About Lamb Weston
Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.
Non-GAAP Financial Measures
To supplement the financial information included in this press release, the Company has presented Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Income Tax Expense (Benefit), Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, SG&A, income from operations, income tax expense, equity method investment earnings (loss), net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.
Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company's core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding impacts of foreign currency exchange rates and unrealized derivative activities and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate the Company’s core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's financial results. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company's underlying business than could be obtained absent these disclosures.
The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including non-GAAP Adjusted Net Income, Adjusted Diluted EPS, Adjusted SG&A, and Adjusted EBITDA. The Company cannot predict certain items that are included in reported GAAP results, including items such as strategic developments, integration and acquisition costs and related fair value adjustments, impacts of unrealized mark-to-market derivative gains and losses, foreign currency exchange, and items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking non-GAAP Adjusted Net Income, Adjusted Diluted EPS, Adjusted SG&A, and Adjusted EBITDA to GAAP net income, diluted earnings per share, or SG&A has not been provided.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “will,” “believe,” “take,” “generate,” “continue,” “manage,” “improve,” “create,” “reduce,” “deliver,” “drive,” “remain,” “estimate,” “outlook,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: the Company’s business and financial outlook and prospects; the Company’s plans and strategies and anticipated benefits therefrom, including with respect to the Restructuring Plan, expected completion and impacts of restructuring activities and cost-saving or efficiency initiatives, capital expenditures and investments, cash flows, conditions in the Company’s industry and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: consumer preferences, including restaurant traffic in North America and the Company's international markets, and an uncertain general economic environment, including inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for its products; the availability and prices of raw materials and other commodities; operational challenges; the Company's ability to successfully implement the Restructuring Plan, including achieving the benefits of restructuring activities and cost-saving or efficiency initiatives and possible changes in the size and timing of related charges; difficulties, disruptions or delays in implementing new technology, such as the Company’s new ERP system; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company operates; political and economic conditions of the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the war in Ukraine and conflicts in the Middle East and the possible related heightening of the Company’s other known risks; the ultimate outcome of litigation or any product recalls or withdrawals; changes in the Company’s relationships with its growers or significant customers; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with integrating acquired businesses, including LW EMEA; risks associated with other possible acquisitions; the Company’s debt levels; actions of governments and regulatory factors affecting the Company’s businesses; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.
Consolidated Statements of Earnings
(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended
	August 25, 2024	August 27, 2023
Net sales	$1,654.1	$1,665.3
Cost of sales (1)	1,298.1	1,165.8
Gross profit	356.0	499.5
Selling, general and administrative expenses (2)	143.9	176.2
Income from operations	212.1	323.3
Interest expense, net	45.2	30.7
Income before income taxes and equity method earnings	166.9	292.6
Income tax expense	50.8	69.9
Equity method investment earnings	11.3	12.1
Net income (3)	$127.4	$234.8
Earnings per share:
Basic	$0.89	$1.61
Diluted	$0.88	$1.60
Dividends declared per common share	$0.36	$0.28
Weighted average common shares outstanding:
Basic	143.6	145.7
Diluted	144.2	146.6
_______________________________________________
(1)The thirteen weeks ended August 25, 2024 included a $2.9 million unrealized gain ($2.2 million after-tax, or $0.01 per share) related to mark-to-market adjustments associated with commodity hedging contracts.
The thirteen weeks ended August 27, 2023 included a $31.7 million unrealized gain ($23.8 million after-tax, $0.16 per share) related to mark-to-market adjustments associated with commodity hedging contracts and $22.5 million ($16.7 million after-tax, or $0.11 per share) of costs related to the step-up and sale of inventory following completion of the LW EMEA Acquisition.
(2)Selling, general and administrative expenses (SG&A) included the following:
a.Blue chip swap transaction gains of $16.6 million (before and after-tax, or $0.12 per share) for the thirteen weeks ended August 25, 2024;
b.Unrealized gains related to mark-to-market adjustments associated with currency hedging contracts of $6.0 million ($4.4 million after-tax, or $0.03 per share) and $4.4 million unrealized losses ($3.3 million after-tax, or $0.02 per share) for the thirteen weeks ended August 25, 2024 and August 27, 2023, respectively;
c.Foreign currency exchange losses of $0.6 million ($0.5 after-tax, or $0.01 per share) and $7.4 million ($5.5 million after-tax, or $0.04 per share) for the thirteen weeks ended August 25, 2024 and August 27, 2023, respectively; and
d.Integration and acquisition-related expenses of $4.0 million ($3.0 million after-tax, or $0.02 per share) for the thirteen weeks ended August 27, 2023.
(3)Net income results for the thirteen weeks ended August 25, 2024 include an approximately $39 million charge ($30 million after-tax, or $0.21 per share) related to the voluntary product withdrawal initiated in the fourth quarter of fiscal 2024. This includes an approximately $15 million impact ($11 million after-tax, or $0.08 per share) in net sales and an approximately $24 million charge ($18 million, or $0.13 per share) in cost of sales. The total charge was allocated to the reporting segments as follows: $21 million to North America and $18 million to International.

Lamb Weston Holdings, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share data)

	August 25, 2024	May 26, 2024
ASSETS
Current assets:
Cash and cash equivalents	$120.8	$71.4
Receivables, net of allowances of $0.9 million and $0.9 million	720.9	743.6
Inventories	1,135.7	1,138.6
Prepaid expenses and other current assets	86.2	136.4
Total current assets	2,063.6	2,090.0
Property, plant and equipment, net	3,691.8	3,582.8
Operating lease assets	127.3	133.0
Goodwill	1,087.5	1,059.9
Intangible assets, net	108.3	104.9
Other assets	434.0	396.4
Total assets	$7,512.5	$7,367.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$530.4	$326.3
Current portion of long-term debt and financing obligations	63.2	56.4
Accounts payable	688.7	833.8
Accrued liabilities	448.0	407.6
Total current liabilities	1,730.3	1,624.1
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,437.3	3,440.7
Deferred income taxes	257.2	256.2
Other noncurrent liabilities	251.0	258.2
Total long-term liabilities	3,945.5	3,955.1
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 151,255,891 and 150,735,397 shares issued	151.3	150.7
Treasury stock, at cost, 8,660,534 and 7,068,741 common shares	(633.7)	(540.9)
Additional distributed capital	(499.0)	(508.9)
Retained earnings	2,775.3	2,699.8
Accumulated other comprehensive income (loss)	42.8	(12.9)
Total stockholders’ equity	1,836.7	1,787.8
Total liabilities and stockholders’ equity	$7,512.5	$7,367.0

Lamb Weston Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Thirteen Weeks Ended
	August 25, 2024	August 27, 2023
Cash flows from operating activities
Net income	$127.4	$234.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	90.5	70.1
Stock-settled, stock-based compensation expense	9.5	9.9
Equity method investment earnings in excess of distributions	(0.1)	(12.2)
Deferred income taxes	(2.9)	3.6
Blue chip swap transaction gains	(16.6)	—
Other	(14.4)	9.3
Changes in operating assets and liabilities:
Receivables	31.9	0.4
Inventories	10.2	60.2
Income taxes payable/receivable, net	49.1	61.2
Prepaid expenses and other current assets	50.1	62.8
Accounts payable	9.5	(22.4)
Accrued liabilities	(14.0)	(143.1)
Net cash provided by operating activities	$330.2	$334.6
Cash flows from investing activities
Additions to property, plant and equipment	(325.9)	(267.3)
Additions to other long-term assets	(26.3)	(37.4)
Proceeds from blue chip swap transactions, net of purchases	16.6	—
Other	—	(0.1)
Net cash used for investing activities	$(335.6)	$(304.8)
Cash flows from financing activities
Proceeds from short-term borrowings	398.0	14.0
Repayments of short-term borrowings	(194.4)	(32.9)
Proceeds from issuance of debt	3.3	15.1
Repayments of debt and financing obligations	(10.2)	(13.7)
Dividends paid	(51.7)	(40.8)
Repurchase of common stock and common stock withheld to cover taxes	(92.2)	(113.5)
Other	(0.6)	0.1
Net cash provided by (used for) financing activities	$52.2	$(171.7)
Effect of exchange rate changes on cash and cash equivalents	2.6	0.4
Net increase (decrease) in cash and cash equivalents	49.4	(141.5)
Cash and cash equivalents, beginning of period	71.4	304.8
Cash and cash equivalents, end of period	$120.8	$163.3

Lamb Weston Holdings, Inc.
Segment Information
(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
	August 25, 2024	August 27, 2023	Year-Over- Year Growth Rates	Price/Mix	Volume
Segment net sales
North America	$1,103.7	$1,135.4	(3%)	1%	(4%)
International	550.4	529.9	4%	5%	(1%)
	$1,654.1	$1,665.3	(1%)	2%	(3%)

Segment Adjusted EBITDA (1)(2)
North America	$276.1	$379.4	(27%)
International	50.5	89.6	(44%)
_______________________________________________
(1)Segment Adjusted EBITDA includes equity method investment earnings and losses and excludes unallocated corporate costs, foreign currency exchange gains and losses, unrealized mark-to-market derivative gains and losses, and items discussed in footnotes (1) and (2) to the Consolidated Statements of Earnings.
(2)Includes an approximately $39 million pre-tax charge related to the voluntary product withdrawal. See footnote (3) to the Consolidated Statements of Earnings for more information.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Thirteen Weeks Ended August 25, 2024	Gross Profit	SG&A	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings	Net Income	Diluted EPS
As reported	$356.0	$143.9	$212.1	$45.2	$50.8	$11.3	$127.4	$0.88
Unrealized derivative gains (2)	(2.9)	6.0	(8.9)	—	(2.3)	—	(6.6)	(0.04)
Foreign currency exchange losses (2)	—	(0.6)	0.6	—	0.1	—	0.5	0.01
Blue chip swap transaction gains (2)	—	16.6	(16.6)	—	—	—	(16.6)	(0.12)
Total adjustments	(2.9)	22.0	(24.9)	—	(2.2)	—	(22.7)	(0.15)
Adjusted (3)	$353.1	$165.9	$187.2	$45.2	$48.6	$11.3	$104.7	$0.73

Thirteen Weeks Ended August 27, 2023
As reported	$499.5	$176.2	$323.3	$30.7	$69.9	$12.1	$234.8	$1.60
Unrealized derivative gains and losses (2)	(31.7)	(4.4)	(27.3)	—	(6.8)	—	(20.5)	(0.14)
Foreign currency exchange losses (2)	—	(7.4)	7.4	—	1.9	—	5.5	0.04
Item impacting comparability (2):
Inventory step-up from acquisition	22.5	—	22.5	—	5.8	—	16.7	0.11
Integration and acquisition-related items, net	—	(4.0)	4.0	—	1.0	—	3.0	0.02
Total adjustments	(9.2)	(15.8)	6.6	—	1.9	—	4.7	0.03
Adjusted (3)	$490.3	$160.4	$329.9	$30.7	$71.8	$12.1	$239.5	$1.63
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(1)Items are tax effected at the marginal rate based on the applicable tax jurisdiction.
(2)See footnotes (1) and (2) to the Consolidated Statements of Earnings for a discussion of the adjustment items.
(3)See “Non-GAAP Financial Measures” in this press release for additional information.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions)
To supplement the financial information included in this press release, the Company is presenting Adjusted EBITDA, which the Company defines as earnings, less interest expense, income tax expense, depreciation and amortization, foreign currency exchange and unrealized mark-to-market derivative gains and losses, and certain items impacting comparability identified in the table below. Adjusted EBITDA is a non-GAAP financial measure. The following table reconciles net income to Adjusted EBITDA for the identified periods.

	Thirteen Weeks Ended
	August 25, 2024	August 27, 2023
Net income (3)	$127.4	$234.8
Interest expense, net	45.2	30.7
Income tax expense	50.8	69.9
Income from operations including equity method investment earnings (1)	223.4	335.4
Depreciation and amortization (2)	91.4	70.8
Unrealized derivative gains (3)	(8.9)	(27.3)
Foreign currency exchange losses (3)	0.6	7.4
Blue chip swap transaction gains (3)	(16.6)	—
Items impacting comparability (3):
Inventory step-up from acquisition	—	22.5
Integration and acquisition-related items, net	—	4.0
Adjusted EBITDA (4)	$289.9	$412.8

Segment Adjusted EBITDA
North America	$276.1	$379.4
International	50.5	89.6
Unallocated corporate costs (5)	(36.7)	(56.2)
Adjusted EBITDA	$289.9	$412.8
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(1)Lamb Weston holds a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting. See Note 12, Joint Venture Investments, of the Notes to Consolidated Financial Statements in the Company’s Form 10-K, for more information.
(2)Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $2.1 million and $2.2 million for the thirteen weeks ended August 25, 2024 and August 27, 2023.
(3)See footnotes (1) and (2) to the Consolidated Statements of Earnings for more information.
(4)See “Non-GAAP Financial Measures” in this press release for additional information.
(5)The Company’s two segments include corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and services, foreign exchange gains and losses, and unrealized mark-to-market derivative gains and losses. Support services include, but are not limited to, the Company’s administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments.